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Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the "Agreement") is made and entered into as of this 14th day of September 2007, by and between SUNTRUST BANK, in its capacity as Administrative Agent, Issuing Bank and Swingline Lender for the Lenders (as such terms are defined below), WATSON WYATT & COMPANY, a Delaware corporation (the "Borrower") and the several banks and other financial institutions and lenders party hereto.

RECITALS

        A.    Pursuant to that certain Amended and Restated Revolving Credit Agreement dated as of July 11, 2005, by and between the Borrower, the financial institutions and lenders party thereto (the "Lenders"), SunTrust Bank, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), as issuing lender (the "Issuing Lender") and as swingline lender (the "Swingline Lender") (as amended pursuant to that certain Amendment to Credit Agreement dated September 30, 2005 and that certain Amendment to Credit Agreement dated as of June 30, 2007, the "Credit Agreement"), the Lenders have agreed to make Revolving Loans from time to time in a principal amount of up to $300,000,000. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

        B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement.

        C.    The Lenders are willing to make certain amendments to the Credit Agreement on the terms and conditions set forth herein.

AGREEMENT

        In consideration of the Recitals and of the mutual promises and covenants contained herein, the Administrative Agent, Issuing Bank, Swingline Lender, Lenders party hereto and the Borrower agree as follows:

        1.    Amendment to Credit Agreement.

          (a)    Deletions from Section 1.1 (Definitions).    The following definitions are deleted from the Credit Agreement: Adjusted Tangible Net Worth, Adjusted Tangible Net Worth Baseline and Consolidated Tangible Net Worth.

          (b)    Amendment to the Definition of Foreign Currency Sublimit.    The definition of the term "Foreign Currency Sublimit" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

          "Foreign Currency Sublimit" shall mean the Dollar Equivalent of $100,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

          (c)    Definition of Permitted Investments.    Clauses (viii) and (ix) of the definition of the term "Permitted Investments" in Section 1.1 of the Credit Agreement are each amended in their respective entireties to read as follows:

          (viii) investments in Professional Consultants Insurance Company, Inc. or any other captive insurance company that secures professional liability insurance for the members of the Consolidated Group as long as, as of the date of any such investment and after giving effect thereto and any Indebtedness incurred in connection therewith, the Borrower shall be in compliance with the covenants contained in Article 6 on a pro forma basis for the four (4) fiscal quarter period then most recently ended (assuming that the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation); and

          (ix)  investments in connection with the Watson Wyatt LLP Business Transfer Agreement and investments for the purposes of management of excess cash in other high-quality money market and high-quality debt obligations.

          (d)    Section 6.03 (Minimum Net Worth).    Section 6.03 is deleted from the Credit Agreement.

          (e)    Amendment to Section 7.1 (Indebtedness and Preferred Equity).    Clauses (c), (f) and (i) of Section 7.1 of the Credit Agreement are amended in their respective entireties to read as follows:

          (c)   Indebtedness of any member of the Consolidated Group incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the sum of the aggregate outstanding principal amount of such Indebtedness plus the aggregate outstanding principal amount of the other Indebtedness secured by Liens incurred under the permissions of Section 7.2(b)(ii) does not exceed an aggregate amount equal to $25,000,000 at any time;

...

          (f)    Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) as of the date that any such Person becomes a Subsidiary and after giving effect to any such Indebtedness, the Borrower shall be in compliance with the covenants contained in Article 6 on a pro forma basis for the four (4) fiscal quarter period then most recently ended (assuming that the Indebtedness was incurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation);

...

          (i)    other unsecured Indebtedness of the Borrower or its Subsidiaries as long as, as of the date of the incurrence of such Indebtedness, the Borrower shall be in compliance with the covenants contained in Article 6 on a pro forma basis for the four (4) fiscal quarter period then most recently ended (assuming that the Indebtedness was incurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation); and

          (f)    Amendment to Section 7.2 (Negative Pledge).    Clause (b) of Section 7.2 of the Credit Agreement is amended in its entirety to read as follows:

          (b)   any (i) Liens created pursuant to the Loan Documents and (ii) Liens, in addition to the other Liens permitted by this Section 7.2, as long as the sum of the aggregate outstanding principal amount of any Indebtedness secured by the Liens permitted by this clause (ii) plus the aggregate outstanding principal amount of the Indebtedness secured by Liens incurred under the permissions of clause (d) of this Section 7.2 does not at any time exceed $25,000,000 and the aggregate book value of the property encumbered by the Liens permitted by this clause (ii) shall not exceed $25,000,000;

          (g)    Amendment to Section 7.4 (Investments, Loans, Etc.).    Clauses (e) and (i) of Section 7.4 of the Credit Agreement are amended in their respective entireties to read as follows:

          (e)   Investments in addition to those permitted by Section 7.4(d) made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that as of the date of any such investment and after giving effect thereto and to any Indebtedness incurred in connection therewith, the Borrower shall be in compliance with the covenants contained in Article 6 on a pro forma basis for the four (4) fiscal quarter period then most recently ended (assuming that the Indebtedness was incurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation);

...

          (i)    Other investments as long as, as of the date of any such investment and after giving effect thereto and to any Indebtedness incurred in connection therewith, the Borrower shall be in compliance with the covenants contained in Article 6 on a pro forma basis for the four (4) fiscal quarter period then most recently ended (assuming that the Indebtedness was incurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation); and

          (h)    Amendment to Section 7.6 (Sale of Assets).    Clause (c) of Section 7.6 of the Credit Agreement is amended in its entirety to read as follows:

          (c)   the sale or other disposition of assets in addition to those permitted by the other provisions of this section as long as: (i) as of the date of any such sale and after giving effect thereto no Default nor any Event of Default shall exist or would result therefrom; and (ii) as of each Fiscal Quarter end, the aggregate book value of all assets sold or otherwise disposed of under the permissions of this clause (c) during the four Fiscal Quarter period then ended, shall not exceed an amount equal to 15% of the consolidated total assets of the Consolidated Group as reflected on the Consolidated Group's consolidated balance sheet prepared as of such Fiscal Quarter end.

          (i)    Amendment to Section 8.1 (Events of Default).    Clauses (j) and (k) of Section 8.1 of the Credit Agreement are amended in their respective entireties to read as follows:

          (j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

          (k)   any judgment or order for the payment of money shall be rendered against any member of the Consolidated Group that, in the opinion of the Required Lenders, when taken together with other events that have occurred, could reasonably be expected to have a Material Adverse Effect, and either (i) enforcement proceedings shall have been commenced by an creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

        2.    Representations and Warranties.    The Borrower hereby represents and warrants to the Lenders as follows:

          (a)    Corporate Power; Authorization.    The Borrower has the corporate power, and has been duly authorized by all requisite corporate action, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Borrower.

          (b)    Enforceability.    This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

          (c)    No Violation.    The Borrower's execution, delivery and performance of this Agreement do not and will not (i) violate any law, rule, regulation or court order to which the Borrower is subject; (ii) conflict with or result in a breach of the Borrower's Articles of Incorporation or Bylaws or any agreement or instrument to which the Borrower is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of the Borrower, whether now owned or hereafter acquired, other than liens in favor of the Lenders.

          (d)    Obligations Absolute.    The obligation of the Borrower to repay the Revolving Loans, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

          (e)    No Default.    No Default nor any Event of Default has occurred and is continuing and the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date.

        3.    Effect and Construction of Agreement.    Except as expressly provided herein, the Credit Agreement and the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

          (i)    waive or impair any rights, powers or remedies of the Administrative Agent or the Lenders under the Credit Agreement and the other Loan Documents; or

          (ii)   constitute an agreement by the Lenders or require the Lenders to waive additional defaults or make further amendments to the Credit Agreement.

In the event of any inconsistency between the terms of this Agreement and the Credit Agreement or any of the other Loan Documents, this Agreement shall govern. Except as expressly modified and superseded by this Agreement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Borrower agrees that the Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. The Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

        4.    Miscellaneous.

          (a)    Further Assurance.    The Borrower agrees to execute such other and further documents and instruments as the Lenders may request to implement the provisions of this Agreement.

          (b)    Benefit of Agreement.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

          (c)    Integration.    This Agreement, together with the Credit Agreement, and the other Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, the Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Lenders or any employee or agent of the Lenders, except for the agreements of the Lenders set forth herein.

          (d)    Severability.    The provisions of this Agreement are intended to be severable. If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity of enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

          (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such state that would defer to the substantive laws of another jurisdiction. This governing law election and the governing law election in the other Loan Documents has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

          (f)    Counterparts; Telecopied Signatures.    This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

          (g)    Notices.    Any notices with respect to this Agreement shall be given in the manner provided for in Section 10.1 of the Credit Agreement.

          (h)    Amendment.    No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

          (i)    Reference to Agreement.    Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

          (j)    Required Lenders.    Pursuant to Section 10.2 of the Credit Agreement, the Credit Agreement may be modified as provided in this Agreement with the agreement of the Required Lenders which means Lenders holding more than (a) 50% of the Revolving Commitments or (b) if the Revolving Commitments have been terminated, 50% of the Revolving Credit Exposure (such percentage applicable to a Lender, herein such Lender's "Required Lender Percentage"). For purposes of determining the effectiveness of this Agreement, each Lender's Required Lender Percentage is set forth on Schedule 4(j)hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SUNTRUST BANK, as Administrative Agent, as Issuing Lender, as a Lender and as the Swingline Lender
By:	/s/ VAN BUREN KNICK II, Van Buren Knick II, Director
WATSON WYATT & COMPANY
By:	/s/ MICHAEL J. O'BOYLE Michael J. O'Boyle, Treasurer

US BANK, NATIONAL ASSOCIATION
By:	/s/ FRANCES W. JOEPHIC
Name: Frances W. Josephic
Title: Vice President US Bank, N.A.

COMERICA BANK
By:	/s/ SARAH R. WEST
Name: Sarah R. West
Title: Assistant Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ HUMBERTO M. SALOMON
Name: Humberto M. Salomon
Title: Vice President

HSBC BANK USA, NA
By:	/s/ JEFFREY M. HENRY
Name: Jeffrey M. Henry
Title: Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By:
Name:
Title:
By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ DAVID A. BUCK
Name: David A. Buck
Title: Senior Vice President

NATIONAL CITY BANK
By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.
By:	/s/ MAKOTO MURATA
Name: Makoto Murata
Title: Deputy General Manager

THE NORINCHUKIN BANK, NEW YORK BRANCH
By:
Name:
Title:

ACKNOWLEDGEMENT, CONSENT AND RATIFICATION

        Each of the undersigned: (i) consent and agree to this Agreement; and (ii) agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such party enforceable against it in accordance with their respective terms.

WATSON WYATT WORLDWIDE, INC. (formerly Watson Wyatt & Company Holdings) WATSON WYATT INSURANCE CONSULTING, INC. WYATT DATA SERVICES, INC. WATSON WYATT INTERNATIONAL, INC.
By:	/s/ MICHAEL J. O'BOYLE Michael J. O'Boyle, Treasurer of each Company
WATSON WYATT INVESTMENT CONSULTING, INC.
By:	/s/ BRIAN E. HERSEY
Name: Brian E. Hersey
Title: Treasurer

Schedule 4(j)
To
Third Amendment to Amended and Restated Credit Agreement

Required Lenders

REQUIRED LENDER PERCENTAGE

Lender	Revolving Commitment	Required Lender Percentage Held	Lenders Agreeing to Agreement (insert % from prior column if Lender signs this Agreement then total percentages in this column)
SunTrust Bank	$55,000,000	18.333333333%	18.333333333%
US Bank, National Association	$35,000,000	11.666666667%	11.666666667%
Comerica Bank	$35,000,000	11.666666667%	11.666666667%
Manufacturers and Traders Trust Company	$35,000,000	11.666666667%	11.666666667%
HSBC Bank USA, NA	$35,000,000	11.666666667%	11.666666667%
Commerzbank AG, New York and rand Cayman Branches	$25,000,000	8.333333333%
Summitomo Mitsui Banking Corporation	$25,000,000	8.333333333%	8.333333333%
National City Bank	$20,000,000	6.666666667%
Mizuho Corporate Bank, Ltd.	$20,000,000	6.666666667%	6.666666667%
The Norinchukin Bank, New York Branch	$15,000,000	5.000000000%
TOTAL	$300,000,000.00	100.00%	80.00%

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  Exhibit 10.1
THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
RECITALS
AGREEMENT
ACKNOWLEDGEMENT, CONSENT AND RATIFICATION
Schedule 4(j) To Third Amendment to Amended and Restated Credit Agreement
Required Lenders
REQUIRED LENDER PERCENTAGE